                                 EXHIBIT 10.17


                                       TO


                        Targeted Genetics Corporation's


                           Annual Report on Form 10-K



     "[ * ]" = Portions of this exhibit have been omitted based on a request for confidential treatment filed with the Securities and Exchange Commission. The omitted material has been filed separately with the SEC.

                                OPTION AGREEMENT

     THIS AGREEMENT is made this 31st day of August, 1999 between The University of North Carolina at Chapel Hill (hereinafter referred to as "UNIVERSITY"), a university having an office at CB #4105, 308 Bynum Hall, Chapel Hill, North Carolina 27599-4105 and Targeted Genetics Corporation (hereinafter referred to as "COMPANY"), a corporation incorporated under the laws of the State of Washington and having an office at 1100 Olive Way, Suite 100, Seattle, WA 98181.

W I T N E S S E T H:

     WHEREAS, University is the owner of an invention, hereinafter defined, relating to "rAAV Vectors" an invention by Dr. Christopher E. Walsh,
             -------------
(hereinafter referred to as "Inventor(s)")and identified as University File No. OTD#00-06 (hereinafter referred to as "Invention"); and

     WHEREAS, Company wishes to obtain an option for a license under the Patent Rights and University is willing to grant such option upon the terms and conditions hereinafter set forth:

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto do mutually agree as follows:

1.   Definitions

     As used in this Option Agreement, the following terms shall have the following meanings:

     (a) "Patent Rights" means any and all patents and applications for patents covering the Invention that are owned by University during the term of this Option Agreement, including all patents and reissue patents issuing on said patent applications and any divisionals, continuations, continuations-in-part, provisionals, substitutions, renewals, confirmations, supplementary protection certificates, registrations, reissues or continued prosecution applications.

     (b) "Option Exercise Period" means the period commencing on the Effective Date of this Option Agreement and expiring either [ * ] months after the expiration of the Sponsored Research Agreement, or [ * ], whichever is sooner.

     (c) "Effective Date" means the date first above written.

     (d) "Confidentiality Agreement" means the mutual Confidentiality Agreement entered into between University and Company which relates to the Invention and that was signed by University and Company and dated on 07/12/1999.

     (e) "Territory" means the entire world.

2.   Disclosure and Evaluation

     (a) University shall provide Company with a copy of each U.S. and/or foreign Patent Application filed on the Invention during or before the Option Exercise Period. Company shall, based upon such disclosure and/or any disclosure made in accordance with the Confidentiality Agreement, evaluate the technical, economic and commercial advantages of the Invention.

     (b) University shall also furnish to Company reasonable opportunity to confer with the Inventor(s) of the Invention.

     (c) The right to evaluate the Patent Rights and granted herein shall not include the right to sell or otherwise furnish to any third party the Invention, or any product made thereby, nor shall it include the right to disclose any product made thereby to any third party.

3.   Consideration

     (a) As consideration for the Option granted Company in Article 4 hereof, Company hereby agrees to pay to University all costs, including attorney's fees, associated with the preparation, filing, prosecution, issuance and maintenance of a U.S. Patent application on the Invention. Payment for such shall be due upon receipt of monthly billings from the University.

     (b) During the term of this Option Agreement, copies of all filings and drafts thereof shall be transmitted to Company by University's counsel simultaneously with the transmittal thereof to University.

     (c) As regards filing of foreign patent applications corresponding to the U.S. applications described in subparagraph (b), above, Company shall also reimburse University for the costs of such foreign patent filings. If Company later decides not to reimburse University for the costs of such foreign patent filings, Company shall no longer have any rights to acquire a license to jurisdictions covered by such foreign patent filings and University shall be free to exclusively or nonexclusively license to third parties. Company shall designate that country or those countries, if any, in which it desires such corresponding patent application(s) to be filed. Company shall pay all costs and legal fees associated with the preparation, filing and maintenance of such designated foreign patent applications and such applications shall be in the University's name. University may elect to file corresponding patent applications in countries other than those designated by Company, but in that event University shall be responsible for all costs associated with such nondesignated filings. In such event, Company shall forfeit its rights under this license in the country(ies) not designated by Company where University exercises its option to file such corresponding patent applications. Company shall make the required designation(s) in good time prior to any bar dates to allow University time to exercise its option to make its own filings.

     (d) As further consideration for the granting of the Option, Company agrees to pay to the University, within 30 days of the Effective Date, the amount of [ * ] U.S. dollars.

     (e) Any amounts paid under this Article 3 shall not be refundable under any circumstances, nor shall such amounts be a credit against future royalties or other income related to the Invention.

4.   Option

     (a) Subject to the rights, if any, of the U.S. Government arising out of its sponsorship of the research leading to the Invention, University grants to Company and Company accepts, a non-transferable, exclusive Option to obtain an exclusive license under the Patent Rights in the territory. The Option may be exercised by Company at any time during the Option Exercise Period upon written notice to University. In the event that Company exercises the Option, the parties shall commence good faith negotiations forthwith regarding the terms of the license.

     (b) The Option Exercise Period may be extended if Company continues to sponsor research directly relating to the Invention for a time period and at an amount not less than the budget of the existing Sponsored Research Agreement between Company and University. Such option shall extend for an additional [ * ] months beyond the expiration of any subsequent Sponsored Research Agreements, however, in no event shall the Option Exercise period be greater than [ * ] years from the Effective Date of this Agreement ([ * ]).

     (c) If Company wishes to extend the Option Exercise Period without sponsoring additional research at the University in the Inventor's laboratory, it may do so at a cost of $[ * ] for each additional year, however, in no event shall the Option Exercise period be greater than [ * ] years from the Effective Date of this Agreement ([ * ]).

     (d) Any amounts paid under this Article 4 shall not be refundable under any circumstances, nor shall such amounts be a credit against future royalties or other income related to the Invention.

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

5.   Termination

     (a) If the Option granted by University pursuant to Article 4 hereof is not exercised by Company within the Option Exercise Period this Option Agreement shall terminate on [ * ] (or such other date as is consistent with any extension of the Option Exercise Period pursuant to Article 4 (b) hereof). If the Option granted by University pursuant to Article 4 hereof is exercised by Company within the Option Exercise Period and if University and Company have not negotiated and executed a license agreement within [ * ] days of the date Company notifies University that it intends to exercise this Option this Option Agreement shall terminate on the expiration of such [ * ]-day period, provided that such date may be extended by mutual consent of the parties in writing, such consent not to be unreasonably withheld by either party.

     (b) Company may terminate the Option Exercise Period at any time by notifying University in writing of its decision not to exercise said option. In such event, Company's obligations for reimbursement of patent expenses under Article 3 hereof shall terminate on the date University receives written notice of termination; however, Company shall be obligated to reimburse University for all patent application expenses incurred through the date of University's receipt of notice of termination, whether or not Company or University have been billed for such expenses as of said date.

     (c) In the event this Option Agreement expires or is terminated in accordance with the immediately preceding paragraphs, Company shall promptly return to University any and all patent applications filed or drafted pursuant to this Option Agreement, including any complete or partial copies thereof made by or on behalf of Company.

6.   Default

     If Company shall fail to perform or fulfill at the time and in the manner herein provided, any obligation or condition required to be performed or fulfilled by Company hereunder, and if Company shall fail to remedy such default within sixty (60) days after written notice thereof from University, University shall have the right to terminate this Option Agreement by written notice of termination to Company. Any termination of this Agreement pursuant to this Article 7 shall be in addition to, and shall not be exclusive of or prejudicial to, any other rights or remedies at law or in equity that University may have on account of the default of Company.

7.   Survival of Terms

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

     The provisions of Articles 11, 12, 13, 14, 15 and 17 shall survive the termination or expiration of this Option agreement.

8.   Governing Law

     This Agreement shall be construed as having been entered into in the State of North Carolina and shall be interpreted and its performance governed by the laws of said State.

9.   Severability

     In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provision of this Agreement, and they shall continue in full force and effect.

10.  Non-assignability

     Any assignment by Company of this Agreement or of any of the rights or licenses granted to it hereunder, without the written consent of University, shall be void; provided, however, that nothing contained herein shall restrict the transfer of this Agreement as a part of a merger or corporate acquisition to which Company may be a party.

11.  Notices

     It shall be a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder, if the party giving the same shall deposit it with the U.S. Postal Service, postage prepaid, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall hereafter designate in writing:

     University of North Carolina at       Targeted Genetics Corporation
     Chapel Hill                           Ms. H. Stewart Parker
     Dr. Francis J. Meyer                  President and Chief Executive Officer
     Associate Vice Provost                1100 Olive Way, Suite 100
     Office of Technology Development      Seattle, WA 98101
     CB #4105, 308 Bynum Hall
     Chapel Hill, N.C.  27599-4105

12.  Indemnification

     Company agrees to indemnify University, its employees and officers and to hold such parties harmless from any action, claim, or liability, including without limitation

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

     liability for death, personal injury, and/or property damage, arising directly or indirectly from Company's possession, testing, screening, distribution or other use of Patent Rights provided under this Option Agreement, and/or from Company's publication or distribution of test reports, data, and other information relating to said items.

13.  Non-Commercial Use

     Company promises to allow use of Invention, Patent Rights only by its authorized personnel and only for the purpose of ascertaining its interest in pursuing licensing negotiations with University and will not employ same for any gain prior to exercising its option hereunder. Should Company market or in any way make or use Invention in a way other than as set forth herein, Company shall be liable to University in damages.

14.  University Use

     It is expressly agreed that, notwithstanding any provisions herein, University is free to use the results of the research performed during the Option Exercise period for its own research, public service, clinical, teaching and educational purposes without payment of royalties. Furthermore, University shall be free to publish University Technology, pursuant to Section 6 of the Sponsored Research Agreement and during the Option Exercise Period, as it sees fit.

15.  Confidentiality

     Company agrees to accept information, samples and other disclosures hereunder on a confidential basis. The obligations of this article 15 shall survive and continue for three years after termination of this Agreement. Specifically excluded from such confidential treatment shall be: (a) information which, at the time of disclosure, was published, known publicly, or otherwise in the public domain; (b) information which, after disclosure, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the Company or its affiliated companies; (c) information which the Company can establish was in its possession prior to the time of disclosure; or (d) information which, after disclosure, is made available to the Company in good faith by a third party under no obligation of confidentiality to the University. The provisions of this article 15 shall not modify or supercede the rights and obligations of University or Company under the Confidentiality Agreement.

16.  Transfer

     It is expressly agreed that the University does not transfer by operation of this Option Agreement any rights it now has or hereafter acquires in the Invention.

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

17.  Use of University Name

     It is agreed that in no circumstances shall Company use the name of the University or its employees in any advertisement, press release, or publicity with reference to this Option Agreement, without prior written approval of the University.

18.  Data Sharing

     Company agrees that at the end of its evaluation hereunder, it will provide to the University a detailed, written scientific report including, but not limited to all data resulting from evaluation and all of its findings about the Invention. University shall be free to use the results for its own research, educational and licensing purposes. However, University shall not publish data provided by Company consistent with the Confidentiality Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


UNIVERSITY OF NORTH CAROLINA          TARGETED GENETICS CORPORATION
AT CHAPEL HILL


BY:  /s/ Francis J. Meyer             BY: /s/ Michael T. Burke
     -----------------------              ------------------------
     Francis J. Meyer, Ph.D.              Michael T. Burke
     Associate Vice Provost,              Vice President,
     Technology Development               Corporate Development

     Date: September 2, 1999          Date: August 26, 1999
           -----------------                ----------------------


REVIEWED AND ACCEPTED:

/s/ Christopher E. Walsh
----------------------------
Christopher E. Walsh, MD
Principal Investigator

Date: August 2, 1999
      ----------------------

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